EXHIBIT 16.1



November 10, 1998



Securities and Exchange Commission
450 5th Street N.W.
Washington, D.C. 20549

Gentlemen:

We have been furnished with a copy of the response to item 4 of Form 8-K for the event that occurred on November 4, 1998, to be filed by our former client, Meritage Hospitality Group Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,



BDO SEIDMAN, LLP